Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: November 29, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

Jeffrey J. Deuel Named Chief Operating Officer

Olympia, WA/November 29, 2010/ PRNewswire/ - (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”) announced today that in response to the expanding Heritage Bank organization Jeffrey J. Deuel had been named as Executive Vice President and Chief Operating Officer of Heritage Bank and Executive Vice President of the Company effective December 1, 2010. Mr. Deuel joined the Heritage Bank leadership team in February 2010 as Executive Vice President of Corporate Strategies. In that role Mr. Deuel has been responsible for helping to identify acquisition targets and managing the integration of the acquired banks.

Mr. Vance commented, “As a result of our expanded footprint from the acquisition of Cowlitz Bank earlier this year, our organic growth in the past year, and our recent acquisition of Pierce Commercial Bank, it became evident to us that there was a need for a change in our management structure to better support that growth.”

“Jeff came to Heritage Bank with a broad background in commercial banking and deep experience in lending, credit administration, and operations. Over the past nine months he has worked hard to become a respected member of the Heritage team. I look forward to having Jeff help me with the day-to-day operations of the Bank and to utilizing his experience and expertise in assisting us in achieving our strategic goals,” stated Mr. Vance.

In addition to his responsibilities overseeing acquisition integration, Risk Management, Loan Review, Trust, and the International Department, Mr. Deuel will also assume responsibility for Lending, Operations, Retail, and Marketing.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. With the recent FDIC-assisted acquisitions of Cowlitz Bank and Pierce Commercial Bank, Heritage Bank now serves western Washington and the greater Portland, Oregon area through its twenty-five full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.